Exhibit 19.1

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) is the type that the company treats as private or confidential. [***] indicates redacted information.

Insider Trading and Confidentiality Policy

POLICY STATEMENT

It is the Policy and practice of Lincoln Financial Group to comply strictly with laws governing the use of material non-public information, sometimes more commonly referred to as “inside information.” As the unlawful use or communication of material non-public information by the company, its directors, officers and employees as well as each person who represents or is registered with Lincoln could have dire consequences for Lincoln and such persons, all Lincoln personnel are required to be familiar with these policies and comply with the procedures described below. Anyone with questions as to the application of this Policy should contact LNC’s General Counsel or the Corporate Secretary.

All italicized words are defined in the “Definitions” section below. “Lincoln” is used herein to mean Lincoln National Corporation (“LNC”) and/or its subsidiaries.

BACKGROUND

This Policy sets forth procedures that all directors, officers and employees of Lincoln, each person who represents or is registered with Lincoln, and, where applicable, Lincoln itself, are required to follow. The purpose of this Policy is not only to address your obligations, but also to avoid any situation that could damage Lincoln’s reputation for integrity and ethical conduct.

Federal law prohibits trading on the basis of material non-public information, commonly referred to as, inside information. A trade is considered to be “on the basis of” material non-public information if the person making the trade was aware of, or in possession of, the material non-public information at the time of the trade.

In accordance with the insider trading laws, this Policy prohibits:

(i) the purchase or sale of Lincoln securities while in possession of material non-public information regarding Lincoln;

(ii) communication of material non-public information to another person who trades on the information or who passes the information on to another who trades, which is known as “tipping;” and

(iii) the misappropriation from Lincoln of material non-public information about customers or others and trading in the non-Lincoln security of such customer or others on the basis of that information.

The Insider Trading and Securities Fraud Enforcement Act of 1988 authorizes the imposition of substantial penalties for violation of the insider trading laws. A person who has violated the insider trading laws, including a person who shares inside information with another person who trades on the information, may be subject to a criminal penalty of up to $5,000,000 and 20 years in prison, and a civil penalty of up to the greater of $1,000,000 or three times the profit gained or loss avoided as a result of such unlawful purchase, sale or communication.

INSIDER TRADING AND OTHER PROHIBITED ACTIVITIES
Policy on Lincoln Securities
Trading

If you become aware of material non-public information relating to Lincoln that has not been disclosed to the public for a reasonable period of time to allow the securities markets the opportunity to digest the information, you cannot execute, or commit to execute, any transaction restricted by this Policy (as described below) involving a Lincoln security, unless otherwise approved by LNC’s General Counsel or his or her designee. This prohibition is also applicable to transactions by Lincoln involving the purchase or sale of Lincoln securities. The period of time necessary for the securities markets to digest the information may vary based upon the facts of each situation, but generally at least one (1) New York Stock Exchange (“NYSE”) trading day should elapse between the first public disclosure of material non-public information and any trading. The restrictions set forth in this Policy also apply to your family members as well as trusts and other entities owned or controlled by you.

Transactions restricted by this Policy include all purchases or sales of Lincoln securities, including initiating an election or change that will increase or decrease your contributions to, or balance in, the LNC Stock Fund within Lincoln’s 401(k) or other benefit plans, and initiating or ceasing automatic plan rebalancing involving account balances in the LNC Stock Fund within Lincoln’s 401(k) or other benefit plans.

The following transactions are not restricted by this Policy:

1.the exercise of employee stock options: (a) by tendering cash or shares to Lincoln to pay the exercise price or related tax withholding; or (b) through a net share settlement method; however, the sale of stock to obtain the cash needed to exercise an option or pay withholding taxes, or the sale of stock acquired upon the exercise of an option, is restricted by this Policy;
2.automatic purchases or rebalances involving the LNC Stock Fund within Lincoln’s 401(k) or other benefit plans or purchases pursuant to dividend reinvestment plans, provided such purchases or rebalances are pursuant to a pre-existing election;
3.bona fide gifts of Lincoln securities unless you know (or should know) the recipient intends to sell the Lincoln security promptly upon receipt;
4.purchases or sales pursuant to written plans that comply with this Policy and Rule 10b5-1 (as described below); and
5.withholding of stock to pay applicable withholding taxes upon the vesting of restricted stock or restricted stock units.
No Hedging

No director, officer or employee may use derivative instruments to hedge the value of any Lincoln security.

Prohibition on Pledging

No director or Executive Officer may pledge, or use as collateral, any Lincoln securities to secure personal loans or other obligations, including holding any Lincoln securities in a margin account.

Window Periods Applicable to Certain Persons

Neither Lincoln itself, nor the persons in the categories described below, or their family members, may execute, or commit to execute, any transaction restricted by this Policy involving a Lincoln security except during open window periods, unless such transaction is otherwise approved by LNC’s General Counsel or his or her designee:

1. Members of the Board of Directors of Lincoln National Corporation;

2. Lincoln officers with a title of Vice President and above and such officers’ administrative assistants;

3. All Lincoln employees located in Lincoln’s executive offices;

4. Employees assigned to LNC’s Corporate Enterprise Communications and Investor Relations departments and business unit financial communications staff;

5. All of Lincoln’s actuaries;

6. Direct reports of LNC’s Chief Accounting Officer and/or Controller;

7. Direct reports of LNC’s CFO and each business unit’s CFO and/or Controller;

8. Recipients of the Lincoln Financial Distributors Daily Sales Report and Enterprise Sales Report; and

9. Other persons notified by Lincoln’s Legal Department.

While trading during an open window period is a Lincoln compliance requirement, an open window period does not constitute a legal right to trade in Lincoln securities. Accordingly, even during open window periods, if you are in possession of material non-public information, you may not trade in Lincoln securities.

In addition, Lincoln can impose a trading moratorium that prohibits trading in Lincoln securities during a certain period, including during an open window period.

Also, because of the complexity of Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”), members of the Board of Directors and Section 16 Officers must consult with the General Counsel or the Corporate Secretary prior to engaging in any transaction in Lincoln securities. In addition, members of the Board of Directors, Section 16 Officers and members of Lincoln’s Corporate Leadership Group are subject to transaction preclearance procedures, which are separately detailed outside of this Policy.

All other persons subject to this Policy should use their own judgment in determining whether it is appropriate under this Policy to enter into a particular transaction. However, you are encouraged to restrict your trading in Lincoln securities to open window periods when you are not in possession of material non-public information.

You may consult with LNC’s General Counsel or the Corporate Secretary if you have any questions about this Policy.

Confidentiality of Material Non-Public Information and Prohibition on Tipping

You may not directly or indirectly disclose material non-public information to any other person who could use the information to trade in a Lincoln security prior to its public disclosure. No person subject to this Policy may:

1.communicate such information to anyone outside of Lincoln for other than legitimate corporate purposes, where appropriate steps have been taken to prevent the misuse of such information, or in compliance with Lincoln’s External Communications Policy;
2.communicate such information within Lincoln, except on a need-to-know basis, in the ordinary course of business, when you have no reason to believe the information will be misused;
3.recommend someone to purchase, sell or retain Lincoln securities when you are in possession of material non-public information; or
4.engage in any other action to take personal advantage of that information.

You should consult with your business unit’s legal counsel or chief compliance officer before disclosing material non-public information to ensure that you do not violate the Policy.

Trading in Lincoln Securities under Written Plans

Buying or selling Lincoln securities pursuant to a written plan meeting the requirements of this Policy and Rule 10b5-1 of the Exchange Act (a “written plan”) provides an affirmative defense against claims of insider trading under Rule 10b-5. However, trading under written plans does not exempt Section 16 Officers and directors from the short-swing profit liability provisions of Section 16 of the Exchange Act. Therefore, all written plans for such officers and directors should be drafted to ensure compliance with Section 16 of the Exchange Act.

To comply with this Policy and Rule 10b5-1, you, or Lincoln in the case of a company plan, must not be in possession of material non-public information at the time of entry into the written plan. Accordingly, written plans should generally be entered into during open window periods at a time when you, or Lincoln in the case of a company plan, do not possess material non-public information. In the case of a written plan entered into by Lincoln, the General Counsel or the Corporate Secretary will conduct an inquiry to confirm that none of the company’s Executive Officers are in possession of material non-public information at the time of entry into the written plan.

The written plan should be executed by you, or Lincoln in the case of a company plan, and the person who will direct the trading, and, in the case of members of the Board of Directors and Section 16 Officers, the written plan must contain a representation that (i) you are not aware of any material non-public information about Lincoln or Lincoln securities and (b) you are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. In addition, the written plan must:

1.specify the amount of Lincoln securities to be purchased or sold, the price or prices at which the securities are to be traded and the date or dates on which the securities are to be purchased or sold; or
2.include a written formula, algorithm, or computer program for determining the amount, price and date; or
3.give discretion over trading decisions to a third party who is not and does not come into possession of material non-public information and over whom you, or Lincoln in the case of a company plan, do not exercise any subsequent influence over the trading decisions.
The actual purchases or sales must be pursuant to the written plan without altering or deviating from it or entering into or attaining a corresponding or hedging transaction or position, and the affirmative defense under Rule 10b5-1 is also conditioned on the person having acted in good faith with respect to the written plan.

In the case of written plans by persons other than LNC, a certain period of time must elapse between the execution of the written plan and the first transactions under the plan (the “cooling-off period”). For Section 16 Officers and directors, the minimum required cooling-off period is the later of (i) ninety (90) days or (i) two business days following filing of LNC’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K for the quarter in which the plan is adopted. For any other person subject to this Policy, other than LNC, the minimum required cooling-off period is thirty (30) days. Changes to “essential terms” of a written plan (i.e., any change to the amount, price or timing of the purchase or sale of the securities) constitute the termination of the plan and the adoption of a new plan, which triggers a new cooling-off period.

Persons subject to this Policy may not have more than one outstanding written plan for purchases or sales of Lincoln securities on the open market during the same period, subject to limited exceptions, and such persons are limited to one “single-trade plan”in any 12-month period (i.e., a wrtten plan designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction). The restrictions in this paragraph are not applicable to written plans by LNC.

Finally, every written plan must be submitted in advance to the General Counsel or the Corporate Secretary for review.

Policy on Non-Lincoln Securities and Misappropriation

Persons subject to this Policy may not trade in non-Lincoln securities of customers or others based on material non-public information received by Lincoln from such customers or others. Lincoln’s reputation and ability to work with its customers and other business partners depend not only upon the quality of its products and services but also upon the trust and confidence established with customers and others. Maintaining the confidentiality of its customers’ actions and contemplated plans, and preserving the confidentiality of information Lincoln receives from its customers and others, is fundamental to that trust and confidence.

Material non-public information obtained by persons subject to this Policy about a customer or any other business entity, whether or not in the course of their work for Lincoln, should not be communicated to anyone in violation of any law, regulation or other applicable requirement.

All persons are strictly prohibited from using for non-Lincoln business purposes any material non-public information obtained at or through their employment or relationship with Lincoln. No person may, under any circumstances, use confidential information obtained at or through Lincoln, or from any sources, in deciding whether to buy, sell or hold non-Lincoln securities, or in assisting others in making such a decision.

COMPLIANCE

Even innocent actions can potentially create an appearance of impropriety, and this appearance alone could damage the reputation of Lincoln. Accordingly, the actual misuse of material non-public information—whether or not the information is obtained through Lincoln and whether or not involving the purchase or sale of a Lincoln security or a non-Lincoln security – is prohibited.

Lincoln expects the strictest compliance with this Policy. Failure to observe the policies and procedures set forth herein may result in serious legal consequences for the person involved as well as for Lincoln. Failure to follow the letter and spirit of these policies and procedures would be considered a basis for termination of employment or relationship with Lincoln and may expose the violator to serious civil and criminal penalties.

This Policy also applies to family members of directors, officers, employees and each person who represents or is registered with Lincoln. Such persons are responsible for informing the family members sharing their personal household about this Policy and their compliance obligations.

If you have any doubt or uncertainty as to your responsibilities under Policy, you should seek clarification and guidance from LNC’s General Counsel or the Corporate Secretary. You should not try to resolve any uncertainties on your own.

DEFINITIONS

Executive Officer

Executive officer means any Lincoln officer who is a member of LNC’s senior management committee.

Executive Offices

Executive offices mean LNC’s executive offices located at 150 N. Radnor Chester Road, [***], Radnor, PA, or where such executive offices may be located from time to time.

Family Members

Includes your spouse, children (including adopted children and step-children), grandchildren, siblings, parents, grandparents, and in-laws sharing your household. This Policy also covers Lincoln securities held by trusts (of which you are a trustee or beneficiary) as well as partnerships, LLCs or corporations that you directly or indirectly control. Control is presumed to exist if you are a director or executive officer of such an entity or if you beneficially own more than 10% of such entity’s voting securities.

Hedge

Includes any security transaction that reduces the risk on an already existing investment position in a Lincoln security, including the purchase or sale of options, puts, calls, straddles, equity swaps or other derivatives linked to a Lincoln security.

Lincoln Security

Includes any security issued by LNC, its subsidiaries or affiliates, including common stock, preferred stock (or depositary shares representing preferred stock), debt securities, warrants and stock purchase rights as well as option positions on any of these (including puts, calls and straddles), whether publicly or privately traded. “Lincoln security” also includes securities issued by any person that derive their value from the value of a security issued by LNC, its subsidiaries or affiliates, such as phantom stock or stock units you may acquire through Lincoln’s benefit plans.

Material Non-Public Information

Material information is any information (whether fact, development or intended action) that a reasonable investor would consider significant in determining whether to buy, sell, or hold a company’s securities, such as information that could reasonably be expected to affect the market price of such securities. Both positive and negative information may be material. It is impossible to give an exhaustive list of all types of material information, but the following illustrated items are often considered to be material:

1.information originating within Lincoln with respect to its earnings, sales (including annuity deposits, purchases of mutual fund shares, institutional inflows and first year premiums) and net flows;
2.earnings guidance;
3.significant balance sheet, capital and ratings issues;
4.mergers, acquisitions, divestitures, tender offers, joint ventures, or changes in assets;
5.changes in auditors or auditor notification that Lincoln may no longer rely on an audit report;
6.events regarding Lincoln securities (e.g., defaults, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of securityholders, public or private sales of additional securities or information related to any additional funding);
7.changes in key management;
8.a significant disruption in Lincoln’s operations or loss, potential loss, breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure; and
9.unusual and/or other major business developments.
Material information may also include information originating outside Lincoln such as planned sales or purchases of Lincoln securities by third parties.

Information is non-public if it has not been disseminated in a manner reasonably designed to provide broad, non-exclusionary distribution of the information to the public.

Non-Lincoln Security

Includes all of the types of securities listed above under Lincoln security, but issued by an entity other than LNC, its subsidiaries or affiliates.

Open Window Period

Generally, the window period will open after one full NYSE trading day has elapsed since the issuance of the quarterly earnings release, and the window period will close at the end of the trading day on the fifteenth (15th) day of the last month of the quarter, unless Lincoln determines otherwise. If such fifteenth (15th) day is not a day on which trading occurs on the NYSE, the open window period shall end on the NYSE trading day immediately preceding such day.

Section 16 Officer

Section 16 Officer is any officer of LNC who is notified that he/she is subject to Section 16 of the Exchange Act.